UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VONAGE HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

October 20, 2008

Dear Stockholders,

You are cordially invited to attend a special meeting of stockholders of Vonage Holdings Corp. (“Vonage”) to be held on Monday, November 3, 2008 at 8 a.m., local time, at our headquarters at 23 Main Street, Holmdel, NJ 07733.

In order to refinance Vonage’s outstanding Senior Unsecured Convertible Notes due 2010, we intend to enter into a financing transaction led by Silver Point Finance, LLC (acting individually or through one or more of its affiliates), that provides for a $130.3 million senior secured first lien credit facility, a $72.0 million senior secured second lien credit facility and the issuance by Vonage and its wholly owned subsidiary, Vonage America Inc., of $18.0 million of convertible secured third lien notes, which notes will be immediately convertible into shares of Vonage common stock.

Please read the attached proxy statement for information about the matters to be voted on. Your vote is important. Whether or not you plan to attend the special meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the special meeting regardless of whether you attend in person. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

Also, please let us know if you plan to attend our special meeting in person by marking the appropriate box on the enclosed proxy card or, if you vote over the Internet or by telephone, indicating your plans when prompted.

Thank you for your ongoing support of Vonage. We look forward to seeing you at our special meeting.

Sincerely,

Marc P. Lefar

Chief Executive Officer

VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

NOTICE OF 2008 SPECIAL MEETING OF STOCKHOLDERS

Time and Date	8:00 a.m., local time, on Monday, November 3, 2008

Place	Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733

Item of Business	At the meeting, we will ask you and other stockholders of Vonage Holdings Corp. (referred to herein using “we,” “us,” “our” and “Vonage”) to approve the issuance of all shares of Vonage common stock that may be issued upon conversion of $18.0 million of convertible secured third lien notes (the “Convertible Secured Notes”) that Vonage and Vonage America Inc. (“Vonage America”) expect to issue as co-issuers in a private placement, including shares of Vonage common stock that may be issued to our directors, officers and substantial security holders upon conversion of the Convertible Secured Notes. As used herein, and in accordance with rules of the New York Stock Exchange (“NYSE”), the term “substantial security holder” refers to a stockholder owning 5% or more of the voting power or 5% or more of the number of shares of our common stock outstanding.

We expect that the Convertible Secured Notes, if issued, will be convertible into shares of our common stock representing 20% or more of the voting power or 20% or more of the number of shares of our common stock outstanding immediately prior to the issuance of the Convertible Secured Notes. In addition, we expect that certain of our directors, officers and/or substantial security holders, including Jeffrey A. Citron, who is our Chairman and a substantial security holder, may purchase Convertible Secured Notes, which, upon conversion, may result in the issuance to each of them of shares of our common stock representing 1% or more of the voting power or 1% or more of the number of shares of our common stock outstanding immediately prior to the issuance of the Convertible Secured Notes.

This proposal is more fully described in the proxy statement accompanying this notice. Submission of the proposal to our stockholders is required by the New York Stock Exchange Listed Company Manual Section 312.03.

Record Date	You may vote if you were a stockholder of record at the close of business on October 16, 2008.

Proxy Voting	It is important that your shares of our common stock be represented and voted at the meeting. If you are a stockholder of record and do not plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope or vote over the Internet or by telephone. You may revoke your proxy at any time before its exercise at the meeting. If your shares are held in street name and you do not plan to attend the meeting, please follow the instructions provided by the holder of record to ensure that your shares are voted.

By order of the Board of Directors,

Henry B. Pickens, Assistant Secretary

October 20, 2008

i

VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

GENERAL INFORMATION

For Our Special Meeting of Stockholders to be held on November 3, 2008

We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at our special meeting of stockholders. The special meeting will be held on Monday, November 3, 2008, at 8:00 a.m., local time, at our headquarters located at 23 Main Street, Holmdel, NJ 07733. If the special meeting is adjourned for any reason, the proxies may be used at any adjournments of the special meeting.

This proxy statement summarizes information about the proposal to be considered at the special meeting and other information you may find useful in determining how to vote. We are mailing this proxy statement and the enclosed proxy card to stockholders on or about October 20, 2008.

Questions and Answers about these Proxy Materials and the Special Meeting:

Q:	Why am I receiving these materials?

A:	Our Board of Directors is providing these proxy materials to you in connection with a special meeting of stockholders of Vonage, to be held on November 3, 2008. As a stockholder of record of our common stock as of October 16, 2008, you are invited to attend the special meeting, and are entitled to and requested to vote on the proposal described in this proxy statement.

Q:	What am I voting on?

A:	We are seeking stockholder approval of the issuance of all shares of our common stock that may be issuable upon conversion of $18.0 million in aggregate principal amount of Convertible Secured Notes that we and Vonage America expect to issue as co-issuers in a private placement. You are being asked to approve the issuance of all shares of common stock that may be issuable upon the conversion of the Convertible Secured Notes instead of upon conversion of the Previous Convertible Secured Notes (as defined below), which approval was the subject of our special meeting of stockholders on August 20, 2008. The Previous Convertible Secured Notes will not be issued. See “Why am I being asked to vote again?” We expect that the Convertible Secured Notes, if issued, will be convertible into shares of our common stock representing 20% or more of the voting power or 20% or more of the number of shares of our common stock outstanding immediately prior to the issuance of the Convertible Secured Notes. In addition, we expect that certain of our directors, officers and/or substantial security holders, including Jeffrey A. Citron, who is our Chairman and a substantial security holder, may purchase Convertible Secured Notes, which, upon conversion, may result in the issuance to each of them of shares of our common stock representing 1% or more of the voting power or 1% or more of the number of shares of our common stock outstanding immediately prior to the issuance of the Convertible Secured Notes. As a result, we are seeking stockholder approval of the issuance of all shares of our common stock that may be issuable upon conversion of the Convertible Secured Notes, including both (1) the issuance of shares of our common stock upon conversion of the Convertible Secured Notes in a total amount representing 20% or more of the voting power and/or 20% or more of the number of shares of our common stock outstanding immediately prior to the issuance of the Convertible Secured Notes, and (2) the issuance to each of our directors, officers and substantial security holders who purchases Convertible Secured Notes of shares of our common stock upon conversion of Convertible Secured Notes in an amount representing 1% or more of the voting power and/or 1% or more of the number of shares of our common stock outstanding immediately prior to the issuance of the Convertible Secured Notes.

Q:	Why am I being asked to vote again?

A:	On August 20, 2008, our stockholders approved the issuance of all shares of Vonage common stock that may have been issued upon conversion of certain proposed $90 million of convertible secured second lien notes (the “Previous Convertible Secured Notes”) that Vonage and Vonage America had expected to issue. We expected that the Previous Convertible Secured Notes would be purchased by Silver Point Finance, LLC (“Silver Point”) (acting individually or through one or more of its affiliates) and certain other investors, on the terms described in our proxy statement dated August 6, 2008.

Subsequent to that approval, our management and Board of Directors, along with Silver Point, determined that it was in the best interest of all parties to further negotiate the terms of the contemplated financing, including the terms of the Previous Convertible Secured Notes. As a result, we have agreed that the new structure better meets our needs and those of the lenders. The terms of the Convertible Secured Notes are expected to be substantially in the form described below under “Description of the Convertible Secured Notes.” We will not be issuing, and investors (including Silver Point) will not be purchasing, the Previous Convertible Secured Notes, the terms of which have been superseded by the Convertible Secured Notes.

Q:	What type of securities does the Company expect to issue in its proposed private placement?

A:	We and Vonage America expect to offer $18.0 million in aggregate principal amount of Convertible Secured Notes in a private placement to Mr. Citron and a limited number of qualified institutional buyers and institutional accredited investors. The Convertible Secured Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. If issued, the Convertible Secured Notes will be convertible immediately upon issuance at the option of the holder into shares of our common stock based on an initial conversion rate that will be equal to 3,448.2759 shares for each $1,000 principal amount of Convertible Secured Notes, or approximately $0.29 per share. The conversion rate will be subject to adjustment based on anti-dilution provisions described herein under “Description of the Convertible Secured Notes.”

Q:	Why is the Company seeking stockholder approval for the issuance of common stock upon the conversion of the Convertible Secured Notes?

A:	Because our common stock is listed on the NYSE, we are subject to NYSE rules and regulations. NYSE Listed Company Manual Section 312.03(c) requires stockholder approval prior to the issuance or sale of securities convertible into shares of our common stock in any transaction or series of transactions if (1) the shares of common stock will have upon issuance voting power equal to 20% or more of the voting power outstanding before the issuance of the securities convertible into or exercisable for common stock, or (2) the number of shares of common stock to be issued will be upon issuance equal to 20% or more of the number of shares of common stock outstanding before the issuance of the securities convertible into or exercisable for common stock. NYSE Listed Company Manual Section 312.03(b) requires stockholder approval prior to the issuance or sale to any of our directors, officers or substantial security holders of securities convertible into shares of our common stock in any transaction or series of transactions if the number of shares of common stock into which the securities may be convertible or exercisable exceeds either 1% of the number of shares of our common stock or 1% of the voting power outstanding before the issuance of the securities convertible into or exercisable for common stock.

The number of shares of our common stock issuable upon conversion of the Convertible Secured Notes may exceed the thresholds set forth in each of these NYSE rules. First, we expect that, if the Convertible Secured Notes are issued, the total number of shares of our common stock issuable upon conversion of all the Convertible Secured Notes will exceed 20% of both the voting power and number of shares of our common stock outstanding before the issuance of the Convertible Secured Notes. Second, we expect that the

Convertible Secured Notes may be purchased by certain of our directors, officers and/or substantial security holders, including Mr. Citron, and that the total number of shares of our common stock issuable to each of those holders upon conversion of Convertible Secured Notes may exceed 1% of both the voting power and number of shares of our common stock outstanding before the issuance of the Convertible Secured Notes.

Q:	How does our Board of Directors recommend that you vote?

A:	Our Board of Directors unanimously recommends that you vote “FOR” the approval of the proposal.

Q:	Why is our Board of Directors recommending approval of the proposal?

A:	Our Board of Directors determined that it would be in the best interests of the company and our stockholders to refinance our outstanding Senior Unsecured Convertible Notes due 2010 (the “2010 Notes”). The holders of the 2010 Notes may require the Company to redeem at par all or any portion of the 2010 Notes on December 16, 2008. For more information on our 2010 Notes, see “Proposal 1—Approval of the Issuance of Common Stock Upon Conversion of the Convertible Secured Notes.”

After exploring and considering a broad range of potential financing and other alternatives, our Board of Directors decided to refinance the 2010 Notes with a combination of credit facilities and a private placement of the Convertible Secured Notes, which our Board of Directors has determined to be effective in addressing our capital needs on a timely basis and in the best interests of our stockholders. We intend to enter into a financing transaction led by Silver Point, providing for a $130.3 million senior secured first lien credit facility, a $72.0 million senior secured second lien credit facility and the issuance by Vonage and Vonage America, as co-issuers, of $18.0 million of Convertible Secured Notes.

Accordingly, because our Board of Directors has determined that refinancing our 2010 Notes in this manner is in the best interests of our stockholders, our Board of Directors recommends that stockholders vote “FOR” Proposal (1).

Q:	What happens if the stockholders approve the proposal?

A:	If the issuance of our common stock upon conversion of the Convertible Secured Notes is approved at the special meeting, we and Vonage America will be permitted to issue, as co-issuers, Convertible Secured Notes (1) that upon conversion may result in the issuance of a total number of shares of our common stock exceeding 20% of both the voting power and the number of shares of our common stock outstanding before the issuance of the Convertible Secured Notes, and (2) to our directors, officers and substantial security holders, including Mr. Citron, that upon conversion may result in the issuance to each of them of shares of our common stock exceeding 1% of both the voting power and the number of shares of our common stock outstanding before the issuance of the Convertible Secured Notes.

Conversion of the Convertible Secured Notes could result in substantial dilution of the voting power of our existing stockholders and could result in existing stockholders owning a significantly smaller percentage of our outstanding common stock. The number of shares of our common stock issuable upon conversion of any of the Convertible Secured Notes could increase as a result of the anti-dilution provisions discussed herein under “Description of the Convertible Secured Notes.” In addition, if Mr. Citron and our other substantial security holders purchase Convertible Secured Notes, their respective percentage ownership of our common stock would increase upon conversion of the Convertible Secured Notes, and such increase may be substantial.

Q:	What happens if the stockholders do not approve the proposal?

A:

If the stockholders do not approve of the proposal, we and Vonage America will not issue the Convertible Secured Notes, which will impact our ability to raise sufficient funds to refinance the outstanding 2010 Notes prior to their redemption date on December 16, 2008. If we are not able to refinance the 2010 Notes, we may face substantial liquidity challenges in the near future. The inability to repurchase, refinance or restructure our 2010 Notes could lead to our bankruptcy, reorganization, insolvency or liquidation. For more information, see “Proposal 1—Approval of the Issuance of Common Stock Upon Conversion of the Convertible Secured Notes—Consequences if Stockholders Do Not Approve of the Issuance of Common Stock Upon Conversion of the Convertible Secured Notes.”

Q:	How many shares must be present or represented to conduct business at the special meeting?

A:	The quorum requirement for holding the special meeting and transacting business is that holders of a majority of the voting power of the issued and outstanding shares of our common stock must be present in person or represented by proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Q:	What shares can I vote?

A:	Each share of our common stock issued and outstanding as of the close of business on October 16, 2008, which we refer to as the Record Date, is entitled to vote at the special meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, trustee or other nominee such as a bank. On the Record Date, we had 156,628,778 shares of common stock issued and outstanding.

Q:	How many votes am I entitled to per share?

A:	Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date.

Q:	What is the voting requirement to approve the proposal?

A:	The proposal requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and voting on the proposal at the special meeting.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares will constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes and abstentions are not considered votes cast on that proposal and will have no effect on the outcome of such proposal. Thus, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

We expect to enter into stockholder agreements with certain of our stockholders who own in the aggregate more than 50% of the total number of shares of our common stock outstanding on October 16, 2008. We expect each of these stockholders to agree to be contractually obligated to vote its shares in favor of the proposal set forth in this proxy statement. These votes will be sufficient to pass the proposal.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most Vonage stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to Vonage or to vote in person at the special meeting. We have enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the special meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I attend the special meeting?

A:	You are entitled to attend the special meeting only if you were a Vonage stockholder or joint holder as of the Record Date, the close of business on October 16, 2008, or you hold a valid proxy for the special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. If you are a stockholder of record, you should bring the top portion of your proxy card for proof of ownership. If you are not a stockholder of record but hold shares in street name through a broker, trustee or nominee, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to October 16, 2008, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the special meeting. For security reasons, you may be subject to search prior to your admittance to the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote over the Internet or by telephone, indicating your plans when prompted.

The meeting will begin promptly at 8:00 a.m., local time. Check-in will begin at 7:00 a.m., local time, and you should allow ample time for the check-in procedures.

Q:	How can I vote my shares in person at the special meeting?

A:	Shares held in your name as the stockholder of record may be voted by you in person at the special meeting. Shares held beneficially in street name may be voted by you in person at the special meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the special meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the special meeting?

A:

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the special meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

By Internet—Stockholders of record of our common stock with Internet access may submit proxies by following the “INTERNET” instructions on their proxy cards until 11:59 p.m., Eastern Time, on October 31, 2008. Most Vonage stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for Internet voting availability.

Please note that you will not be able to vote at the special meeting via the live webcast, and, unless you are otherwise represented at the special meeting via proxy, you will not be deemed present or represented at the special meeting by accessing the webcast.

By Telephone—Stockholders of record of our common stock who live in the United States or Canada may submit proxies by following the “TELEPHONE” instructions on their proxy cards until 11:59 p.m., Eastern Time, on October 31, 2008. Most Vonage stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

By Mail—Stockholders of record of our common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Vonage stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

Q:	Can I change my vote?

A:	You may change your vote at any time prior to the vote at the special meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to Vonage’s Corporate Secretary at Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733 prior to your shares being voted, or by attending the special meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction they provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	What happens if additional matters are presented at the special meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the special meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be a representative from American Stock Transfer & Trust Company.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Vonage proxy card and voting instruction card that you receive.

Q:	Who will bear the cost of soliciting votes for the special meeting?

A:	Vonage is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Q:	What happens if the Special Meeting is postponed or adjourned?

A:	Your proxy will still be effective and may be voted at the rescheduled meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	How may I obtain a separate or additional copy of the proxy materials?

A:	Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that unless stockholders give contrary instructions, only one copy of these materials may be sent to multiple stockholders in each household. We will promptly deliver a separate copy of these materials to any stockholder who does not receive a separate copy of these materials and who requests a separate copy by sending an e-mail through the Vonage Investor Relations website at http://ir.vonage.com/, calling (732) 365-1328 or writing to:

Vonage Investor Relations

23 Main Street

Holmdel, NJ 07733

Stockholders who would like to receive separate copies of our proxy statement or annual report in the future, or stockholders who share an address and would like to receive a single copy of our proxy materials per household, should contact us by following the instructions above. Stockholders can also revoke their consent and receive separate copies of these documents in the future by following the instructions above. Current and prospective investors can access or order free copies of our Form 10-K, proxy statement and other financial information by following these same instructions.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary of Vonage must receive the written proposal at our principal executive offices no later than December 16, 2008. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Vonage Holdings Corp.

Attn: Corporate Secretary

23 Main Street

Holmdel, New Jersey 07733

For a stockholder proposal that is not intended to be included in Vonage’s proxy statement under Rule 14a-8, the stockholder must (1) provide the information required by our bylaws and (2) give timely notice to the Corporate Secretary of Vonage in accordance with our bylaws, which, in general, require that the notice be received by the Corporate Secretary of Vonage:

•	not earlier than January 16, 2009, and

•	not later than February 15, 2009.

Nomination of Director Candidates: You may propose director candidates for consideration by the Board of Directors’ nominating and governance committee. Any such recommendations should include the nominee’s name and qualifications for Board of Directors membership and should be directed to the Corporate Secretary of Vonage at the address of our principal executive offices set forth above. For additional information regarding stockholder recommendations for director candidates, see “Corporate Governance—Director Nomination Process” in our proxy statement filed on April 15, 2008.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Copy of Bylaw Provisions: You may contact our Corporate Secretary at Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, New Jersey 07733 for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, we may provide information, whether orally or in writing, including certain statements in this proxy statement, which are deemed to be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Litigation Reform Act”). These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “should,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended or using other similar expressions. We do not intend to update these forward-looking statements, except as required by law.

In accordance with the provisions of the Litigation Reform Act, we are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this proxy statement. Such factors include, but are not limited to: our ability to consummate the proposed private debt financing arrangement, which is subject to numerous uncertainties, including but not limited to successful negotiation of definitive documentation for the financing arrangement and satisfaction or waiver of all conditions to closing; our ability to refinance our outstanding 2010 Notes, which can be put to us in December 2008; our rate of customer terminations; our history of net operating losses and our need for cash to finance our growth; results of pending litigation and intellectual property and other litigation that may be brought against us; the competition we face; our dependence on our customers’ existing broadband connections; differences between our service and traditional phone services, including our 911 service; uncertainties relating to regulation of VoIP services; system disruptions or flaws in our technology; the risk that VoIP does not gain broader acceptance; and other factors that are set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

PROPOSAL 1—APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF

THE CONVERTIBLE SECURED NOTES

Background

On December 16, 2008, holders of our outstanding 2010 Notes may require us to repurchase all or a portion of those notes at a price in cash equal to 100% of the principal amount of the 2010 Notes, plus any accrued and unpaid interest. As of September 30, 2008, we had an aggregate principal amount of $253,460,000 of the 2010 Notes outstanding.

Without additional financing, we may face substantial liquidity challenges and we may be forced to reduce or delay capital or other material expenditures, including significantly reducing our marketing expenditures or disposing of material assets, to meet the repurchase obligations under our 2010 Notes. Accordingly, our Board of Directors concluded that it would be in the best interests of Vonage and our stockholders to raise additional financing before the investors’ right to put the 2010 Notes to us occurs. With additional financing, we will be in a position to consummate the tender offer that we commenced for the 2010 Notes on July 30, 2008.

Our Board of Directors determined that the best method of refinancing would be through a combination of a credit facility and a private placement of convertible notes. We intend to use the proceeds from the borrowings under the credit facilities and the issuance of the Convertible Secured Notes, as well as cash on hand, to tender for the 2010 Notes.

We intend to enter into a financing transaction led by Silver Point, providing for up to $220.3 million in private debt financing, including the issuance of $18.0 million principal amount of the Convertible Secured Notes. These terms differ from the previously proposed financing that included the issuance of $90 million of Previous Convertible Secured Notes. Subsequent to the stockholders’ approval of all shares of Vonage common stock that may have been issued upon conversion of the Previous Convertible Secured Notes, Vonage’s management and board of directors, along with Silver Point, determined that it was in the best interest of all parties to further negotiate the terms of the contemplated financing. See “General Information—Why am I being asked to vote again?” The further negotiation of the terms of the financing has not impacted the tender offer described above.

We intend to offer a portion of the Convertible Secured Notes to Mr. Citron and certain other of our substantial security holders, which we believe would provide us with enhanced ability to raise the full amount of the funds we need to refinance the 2010 Notes. Mr. Citron resigned from his position as interim CEO on July 29, 2008. We began negotiating the revised terms of the financing after the August 20, 2008 meeting of stockholders. Mr. Citron has not been involved in any negotiations relating to the revised terms of the financing, although he continues to be informed of developments in his capacity as director.

For more information on the terms of the Convertible Secured Notes we and Vonage America expect to issue, see “Description of the Convertible Secured Notes” in this proxy statement.

Stockholder Approval Requirement

Our common stock is listed on the NYSE, and we are therefore subject to the rules and regulations of the NYSE. NYSE Listed Company Manual Section 312.03(c) requires stockholder approval prior to the issuance or sale of securities convertible into shares of our common stock in any transaction or series of transactions if (1) the shares of common stock will have upon issuance voting power equal to 20% or more of the voting power outstanding before the issuance of the securities convertible into or exercisable for common stock, or (2) the number of shares of common stock to be issued will be upon issuance equal to 20% or more of the number of shares of common stock outstanding before the issuance of the securities convertible into or exercisable for common stock.

NYSE Listed Company Manual Section 312.03(b) requires stockholder approval prior to the issuance or sale to any of our directors, officers or substantial security holders of securities convertible into or exercisable for shares of our common stock in any transaction or series of transactions if the number of shares of common stock into which the securities may be convertible or exercisable exceeds either 1% of the number of shares of our common stock or 1% of the voting power outstanding before the issuance of the securities convertible into or exercisable for common stock.

The number of shares of our common stock issuable upon conversion of the Convertible Secured Notes may exceed the thresholds set forth in each of the foregoing NYSE rules. First, we expect that, if the Convertible Secured Notes are issued, the total number of shares of our common stock issuable upon conversion of all the Convertible Secured Notes will exceed 20% of both the voting power and number of shares of our common stock outstanding before the issuance of the Convertible Secured Notes. Second, we expect that the Convertible Secured Notes may be purchased by certain of our directors, officers and/or substantial security holders, including Mr. Citron, and that the total number of shares of our common stock issuable to each of those holders upon conversion of Convertible Secured Notes may exceed 1% of both the voting power and number of shares of our common stock outstanding before the issuance of the Convertible Secured Notes.

As a result of the foregoing, in order to comply with NYSE Listed Company Manual Sections 312.03(b) and (c), we are seeking stockholder approval of the issuance of all shares of our common stock that may be issuable upon conversion of the Convertible Secured Notes, including both (1) the issuance of shares of our common stock upon conversion of the Convertible Secured Notes in a total amount representing 20% or more of the voting power and/or 20% or more of the number of shares of our common stock outstanding immediately prior to the issuance of the Convertible Secured Notes, and (2) the issuance to each of our directors, officers and substantial security holders who purchases Convertible Secured Notes of shares of our common stock upon conversion of Convertible Secured Notes in an amount representing 1% or more of the voting power and/or 1% or more of the number of shares of our common stock outstanding immediately prior to the issuance of the Convertible Secured Notes.

Substantial security holders that may purchase Convertible Secured Notes are listed under “Stock Ownership Information—Beneficial Owners of More than 5%.” Mr. Citron and one outside director, Morton David, may decide to purchase Convertible Secured Notes. None of our other officers or directors, other than certain directors indirectly by way of their affiliations with substantial security holders, is expected to purchase Convertible Secured Notes. Mr. David’s purchase is expected to be less than $0.5 million.

Consequences if Stockholders Approve of the Issuance of Common Stock Upon Conversion of the Convertible Secured Notes

Rights of Investors; Registration Rights. Holders of the Convertible Secured Notes that are issued will, as holders of our debt securities, have certain rights that are senior to those of the holders of our common stock, and will also have a third-priority security interest in certain of our assets. If the stockholders approve of the issuance of shares of our common stock upon conversion of the Convertible Secured Notes, the rights and privileges associated with the common stock issued upon conversion of any Convertible Secured Notes will be identical to the rights and privileges associated with the common stock held by our existing common stockholders, including voting rights.

The ability of holders of the Convertible Secured Notes to convert all such Convertible Secured Notes into shares of our common stock may impact trading patterns and adversely affect the market price of our common stock. In addition, we expect that the holders of Convertible Secured Notes will have certain registration rights with respect to shares of our common stock issuable upon conversion of Convertible Secured Notes held by them and other shares of common stock held by them. Consequently, any such shares that are issued or sold pursuant to an effective registration statement will be freely transferable without restriction under the Securities Act. Such free transferability could materially and adversely impact the market price of our common stock if large quantities of our common stock are issued upon conversion of Convertible Secured Notes and sold into the market.

Dilution. If the stockholders approve the issuance of our common stock upon conversion of the Convertible Secured Notes, we and Vonage America will be permitted to issue, as co-issuers, Convertible Secured Notes that upon conversion may result in the issuance of a total number of shares of our common stock exceeding 20% of both the voting power and the number of shares of our common stock outstanding before the issuance of the Convertible Secured Notes. As a result, conversion of the Convertible Secured Notes could result in substantial dilution of the voting power of our existing stockholders and could result in existing stockholders owning a significantly smaller percentage of our outstanding common stock. The number of shares of our common stock issuable upon conversion of any of the Convertible Secured Notes could increase as a result of the anti-dilution provisions discussed herein under “Description of the Convertible Secured Notes.”

Concentration of Ownership. If the stockholders approve the issuance of our common stock upon conversion of the Convertible Secured Notes, we and Vonage America will be permitted to issue, as co-issuers, Convertible Secured Notes to our directors, officers and substantial security holders, including Mr. Citron, that upon conversion may result in the issuance to each of them of shares of our common stock exceeding 1% of both the voting power and the number of shares of our common stock outstanding before the issuance of the Convertible Secured Notes. If Mr. Citron and our other substantial security holders purchase Convertible Secured Notes, their respective percentage ownership of our common stock would increase upon conversion of the Convertible Secured Notes, and such increase may be substantial.

Consequences if Stockholders Do Not Approve of the Issuance of Common Stock Upon Conversion of the Convertible Secured Notes

If stockholders do not approve of the proposal, we will not issue the Convertible Secured Notes, which will adversely impact our ability to refinance or restructure the 2010 Notes. The holders of the 2010 Notes may require the Company to redeem at par all or any portion of the 2010 Notes on December 16, 2008. If we are unable to refinance or restructure the 2010 Notes or obtain additional debt or equity capital, on favorable terms, or at all, we may face substantial liquidity challenges and we may be forced to reduce or delay capital or other material expenditures, including significantly reducing our marketing expenditures or disposing of material assets to meet our potential repurchase and other obligations. The inability to repurchase, refinance or restructure our 2010 Notes could lead to our bankruptcy, reorganization, insolvency or liquidation.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote “FOR” the issuance of all shares of our common stock that may be issuable upon conversion of the Convertible Secured Notes, including both (1) the issuance of shares of our common stock upon conversion of the Convertible Secured Notes in a total amount representing 20% or more of the voting power and/or 20% or more of the number of shares of our common stock outstanding immediately prior to the issuance of the Convertible Secured Notes, and (2) the issuance to each of our directors, officers and substantial security holders who purchases Convertible Secured Notes of shares of our common stock upon conversion of Convertible Secured Notes in an amount representing 1% or more of the voting power and/or 1% or more of the number of shares of our common stock outstanding immediately prior to the issuance of the Convertible Secured Notes.

DESCRIPTION OF THE CONVERTIBLE SECURED NOTES

The Offering

We intend to conduct a private placement (the “Offering”) of $18.0 million aggregate principal amount of the Convertible Secured Notes. The following description summarizes provisions of Convertible Secured Notes relating to the potential issuance of common stock representing 20% or more of the voting power or 20% or more of the number of shares of our common stock outstanding immediately prior to the issuance of the Convertible Secured Notes. The actual terms of the Convertible Secured Notes are subject to negotiation and the terms may differ substantially from those contained in this description. However, we believe that, if the Convertible Secured Notes are issued, in all instances the number of shares of our common stock issuable upon conversion of the Convertible Secured Notes will result in the potential issuance of common stock representing 20% or more of the voting power or 20% or more of the number of shares of our common stock outstanding immediately prior to the issuance of the Convertible Secured Notes. This proxy statement does not constitute an offering of securities. The Convertible Secured Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

General. The obligors under the Convertible Secured Notes are expected be Vonage Holdings Corp., which we refer to as “we” or “Vonage” in this description, and Vonage America Inc., which we refer to as “Vonage America” in this description. We refer to Vonage and Vonage America together as the “Co-Issuers” for purposes of this description.

Interest. Interest on the Convertible Secured Notes will either accrue and compound quarterly or be payable in cash quarterly. The overall rate of interest payable on the Convertible Secured Notes is expected to be higher than on the Previous Convertible Secured Notes. However, unlike the Previous Convertible Secured Notes, the Convertible Secured Notes are not expected to have a PIK Interest feature (interest payable in additional convertible securities).

Conversion. Each investor may have the right, at its option, to convert, in whole or in part, the principal amount of its Convertible Secured Notes into common stock at any time during the term of such Convertible Secured Notes. The Convertible Secured Notes initially will be convertible into shares of our common stock at a conversion rate of 3,448.2759 shares per $1,000 principal amount of the Convertible Secured Notes, equal to an initial conversion price of approximately $0.29 per share, which is adjustable from time to time as described below under “—Conversion Rate Adjustments” (as so adjustable, the “Applicable Conversion Rate”).

Conversion of the entire $18.0 million aggregate principal amount of Convertible Secured Notes at such conversion rate would have resulted in an increase of our outstanding common stock from 156,564,123 shares (as of October 1, 2008) to 218,633,089 shares, an approximate 39.64% increase. If a single investor or investor group were to purchase all of such shares, such investor or group would own in excess of 28.39% of the issued and outstanding shares of the common stock after the completion of the Offering. In addition, as a result of the “make-whole” provisions, as described below under “—Conversion Upon a Fundamental Change,” we will upon conversion in connection with a “fundamental change,” such as a merger or acquisition of Vonage, issue additional make-whole shares of common stock to converting holders in accordance with a make-whole table to be provided to investors upon pricing. As a result of such make-whole provisions, the number of shares issuable upon conversion would increase by the number of make-whole shares.

Conversion Rate Adjustments. The Applicable Conversion Rate shall be adjusted, without duplication, from time to time by us in accordance with the provisions below, except that we will not make any adjustment if holders of Convertible Secured Notes are entitled to participate on the relevant distribution or payment date, as a result of holding the Convertible Secured Notes, in the transactions described in sections (b), (d) or (e) below without having to convert their Convertible Secured Notes (based on the Applicable Conversion Rate in effect immediately before the relevant ex-dividend date):

(a) If Vonage, at any time or from time to time while any of the Convertible Secured Notes are outstanding, issues shares of common stock as a dividend or distribution on all or substantially all shares of common stock, or if Vonage effects a share split or share combination, then the Applicable Conversion Rate will be adjusted based on the following formula:

CR' = CR0 x	OS'
OS0

where

CR0 =	the Applicable Conversion Rate in effect immediately prior to the ex-dividend date of such dividend or distribution, or the effective date of such share split or share combination, as applicable;

CR' =	the Applicable Conversion Rate in effect immediately on and after such ex-dividend date, or effective date of such share split or combination, as applicable;

OS0 =	the number of shares of common stock outstanding immediately before such ex-dividend date or effective date, as applicable; and

OS' =	the number of shares of common stock outstanding immediately before such ex-dividend date or effective date, but after giving effect to such dividend, distribution, share split or combination, as applicable.

Such adjustment shall become effective immediately after the ex-dividend date for such dividend or distribution, or the effective date for such share split or share combination. If any dividend or distribution of the type described in this section (a) is declared but not so paid or made, the Applicable Conversion Rate shall again be adjusted, as of the date that is the earlier of (i) the public announcement of the non-payment of the dividend or distribution and (ii) the date that the dividend or distribution was to be paid, to the Applicable Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

(b) If Vonage, at any time or from time to time while any of the Convertible Secured Notes are outstanding, issues or sells (i) any common stock at a price per share that is less than the common stock trading price or (ii) any “Common Stock Equivalents” (which term refers to any securities or other obligations which by their terms are convertible or exchangeable into shares of common stock or another Common Stock Equivalent, and any option, warrant or other subscription or purchase right with respect to common stock) that entitle the holder thereof to subscribe for, purchase or exercise a conversion or exchange right for, shares of common stock at price per share of common stock that is less than the common stock trading price, then, in each case, the Applicable Conversion Rate shall be adjusted based on the following formula:

CR' = CR0 x	(OS0+X)
(OS0+Y)

where

CR0 =	the Applicable Conversion Rate in effect immediately prior to such issuance or sale;

CR' =	the Applicable Conversion Rate in effect immediately on and after such issuance or sale;

OS0 =	the number of shares of common stock outstanding immediately before such issuance or sale;

X =	(i) the total number of shares of common stock issued (in the case of an issuance or sale of common stock) or (ii) the total number of shares of common stock issuable upon exercise, conversion or exchange of the Common Stock Equivalents issued or sold (in the case of an issuance or sale of Common Stock Equivalents); and

Y =	the number of shares of common stock equal to the quotient of (A) the aggregate price payable (i) in respect of such shares of common stock issued or sold (in the case of an issuance or sale of common stock) or (ii) in respect of the shares of common stock issuable upon exercise, conversion or exchange of the Common Stock Equivalents issued or sold (in the case of an issuance or sale of Common Stock Equivalents) divided by (B) the common stock trading price.

To the extent Common Stock Equivalents are not exercised, exchanged or converted prior to the expiration of the exercisability, exchangeability or convertibility thereof, the Applicable Conversion Rate shall be readjusted, as of such expiration date, to the Applicable Conversion Rate which would then be in effect had the adjustments made upon the distribution of such Common Stock Equivalents been made on the basis of the delivery of only the number of shares of common stock actually delivered. In determining whether any Common Stock Equivalents entitle the holders to subscribe for or purchase, or exercise a conversion or exchange right for, shares of common stock at less than the common stock trading price, and in determining the aggregate exercise, conversion or exchange price payable for such shares of common stock, there shall be taken into account any consideration received for such Common Stock Equivalents and the value of such consideration, if other than cash, shall be determined in good faith by our board of directors, with the advice of a nationally-recognized valuation or investment advisory firm.

Notwithstanding the foregoing, if an adjustment to the Applicable Conversion Rate in respect of any issuance or sale of common stock or Common Stock Equivalents would be required pursuant to this section (b) and also pursuant to section (c) below, only the adjustment that results in the higher as-adjusted Applicable Conversion Rate shall be made.

(c) If Vonage, at any time or from time to time while any of the Convertible Secured Notes are outstanding, issues or sells (i) any common stock at a price per share that is less than the Applicable Conversion Price then in effect or (ii) any Common Stock Equivalents that entitle the holder thereof to subscribe for, purchase or exercise a conversion or exchange right for, shares of common stock at price per share of common stock that is less than the Applicable Conversion Price then in effect, (in each case, such price per share of common stock, the “New Issue Price”) then, and in each such case, the Applicable Conversion Rate then in effect shall be adjusted to equal the “Adjusted Conversion Rate”. For purposes of determining the New Issue Price, there shall be taken into account any consideration received for such Common Stock Equivalents, there shall be taken into account any consideration received for any such Common Stock Equivalents, and the value of such consideration, if other than cash, shall be determined in good faith by our board of directors, with the advice of a nationally-recognized valuation or investment advisory firm.

The Adjusted Conversion Rate shall be determined according to the following formula:

CR' = CR0 x	(OS0+X)
(OS0+Y)

where

CR0 =	the Applicable Conversion Rate in effect immediately prior to such issuance or sale;

CR' =	the Adjusted Conversion Rate;

OS0 =	the number of shares of common stock outstanding immediately before such issuance or sale;

X =	(i) the total number of shares of common stock issued (in the case of an issuance or sale of common stock) or (ii) the total number of shares of common stock issuable upon exercise, conversion or exchange of the Common Stock Equivalents issued or sold (in the case of an issuance or sale of Common Stock Equivalents); and

Y =	the number of shares of common stock equal to the quotient of (A) the aggregate price payable (i) in respect of such shares of common stock issued or sold (in the case of an issuance or sale of common stock) or (ii) in respect of the shares of common stock issuable upon exercise, conversion or exchange of the Common Stock Equivalents issued or sold (in the case of an issuance or sale of Common Stock Equivalents) divided by (B) the Applicable Conversion Price in effect immediately preceding such issuance or sale.

Notwithstanding the foregoing, if an adjustment to the Applicable Conversion Rate in respect of any issuance or sale of common stock or Common Stock Equivalents would be required pursuant to this Section (c) and also pursuant to Section (b) above, only the adjustment that results in the higher as-adjusted Applicable Conversion Rate shall be made.

(d) If Vonage, at any time or from time to time while the Convertible Secured Notes are outstanding, distributes shares of any class of capital stock of Vonage, evidences of indebtedness or other assets or property of Vonage to all, or substantially all, holders of its common stock, excluding:

(i) dividends or distributions referred to in Section (a) above;

(ii) shares of common stock or Common Stock Equivalents referred to in Section (b) above and Section (c) above;

(iii) dividends or distributions paid exclusively in cash; and

(iv) spin-offs (as defined below) to which the provisions set forth below in this Section (d) shall apply;

then the Applicable Conversion Rate will be adjusted based on the following formula:

CR' = CR0 x	SP0
(SP0 – FMV)

where

CR0 =	the Applicable Conversion Rate in effect immediately prior to the ex-dividend date for such distribution;

CR' =	the Applicable Conversion Rate in effect immediately on and after such ex-dividend date for such distribution;

SP0 =	the average of the closing sale prices of the common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined in good faith by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of common stock on the earlier of the record date or the ex-dividend date for such distribution. Such adjustment shall become effective immediately prior to the opening of business on the day following the ex-dividend date for such distribution.

Where there has been a payment of a dividend or other distribution to all or substantially all holders of common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit, in each case, that is listed on a national securities exchange (a “spin-off”), the Applicable Conversion Rate in effect immediately before the close of business on the 10th trading day immediately following and including the effective date of the spin-off shall be increased based on the following formula:

CR' = CR0 x	(FMV0+MP0)
MP0

where

CR0 =	the Applicable Conversion Rate in effect on the 10th trading day immediately following, and including, the effective date of the spin-off;

CR' =	the Applicable Conversion Rate in effect immediately after the 10th trading day immediately following, and including, the effective date of the spin-off;

FMV0 =

the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of common stock applicable to one share of common stock over the first 10 consecutive trading day period after, and including, the effective date of the spin-off; and

MP0 =	the average of the closing sale prices of common stock over the first 10 consecutive trading day period after the effective date of the spin-off.

An adjustment to the Applicable Conversion Rate made pursuant to the immediately preceding paragraph will occur at the close of business on the 10th trading day from, and including, the effective date of the spin-off; provided that in respect of any conversion within the 10 trading days following the effective date of any spin-off, references within this section (d) to “10 trading days” shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the Applicable Conversion Rate.

If any dividend or distribution described in this section (d) is declared but not paid or made, the Applicable Conversion Rate shall be readjusted, as of the date that is the earlier of (i) the public announcement of the non-payment of the dividend or distribution and (ii) the date that the dividend or distribution was to have been paid, in which case, the Applicable Conversion Rate will be the Applicable Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

For the purposes of this Section (d), rights, warrants or options distributed by Vonage to all holders of common stock entitling them to subscribe for or purchase shares of the capital stock of Vonage (either initially or under certain circumstances), which rights, warrants or options until the occurrence of a specified event or events (a “trigger event”): (1) are deemed to be transferred with such shares of common stock; (2) are not exercisable; and (3) are also issued in respect of future issuances of common stock, shall be deemed not to have been distributed for purposes of this Section (d) (and no adjustment to the Applicable Conversion Rate under this Section (d) will be required) until the occurrence of the earliest trigger event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Applicable

Conversion Rate shall be made under this Section (d). If any such right, warrant or option, including any such existing rights, warrants or options distributed prior to the date of the note purchase agreement, is subject to events, upon the occurrence of which such rights, warrants or options become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights, warrants or options with such rights (and a termination or expiration of the existing rights, warrants or options without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, warrants or options or any trigger event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Applicable Conversion Rate under this Section (d) was made, (1) in the case of any such rights, warrants or options which shall all have been redeemed or purchased without exercise by any holders thereof, the Applicable Conversion Rate shall be readjusted upon such final purchase to give effect to such distribution or trigger event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder of common stock with respect to such rights, warrants or options (assuming such holder had retained such rights, warrants or options), made to all applicable holders of common stock as of the date of such redemption or purchase, and (2) in the case of such rights, warrants or options which shall have expired or been terminated without exercise by any holders thereof, the Applicable Conversion Rate shall be readjusted as if such rights, warrants or options had not been issued.

(e) If any cash dividend or other distribution is made to all, or substantially all, holders of common stock, the Applicable Conversion Rate shall be adjusted based on the following formula:

CR'= CR0 x	SP0
(SP0 – C)

where

CR0 =	the Applicable Conversion Rate in effect immediately prior to the ex-dividend date for such distribution;

CR' =	the Applicable Conversion Rate in effect immediately on or after the ex-dividend date for such distribution;

SP0 =

the closing sale price of a share of common stock on the trading day immediately preceding the earlier of the record date and the day immediately preceding the ex-dividend date for such distribution; and

C =	the amount in cash per share Vonage distributes to holders of common stock.

An adjustment to the Applicable Conversion Rate made pursuant to this section (e) shall become effective on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in this section (e) is declared but not so paid or made, the new Applicable Conversion Rate shall be adjusted, as of the date that is the earlier of (i) the public announcement of the non-payment of the dividend or distribution and (ii) the date that the dividend or distribution was to be paid, to the Applicable Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(f) If Vonage or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for common stock, where the cash and value (which will be, except for the value of traded securities, determined by our board of directors or the board of directors of such subsidiary, whose determination shall be conclusive evidence thereof) of any other consideration included in the payment per share of common stock exceeds the closing sale price of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Applicable Conversion Rate shall be adjusted as of immediately after the 10th trading day immediately following, and including, the date the tender or exchange offer expires based on the following formula:

CR' = CR0 x	(AC+(SP' x OS'))
(OS0 x SP')

where

CR0 =	the Applicable Conversion Rate in effect on the 10th day immediately following, and including, the date such tender or exchange offer expires;

CR' =	the Applicable Conversion Rate in effect immediately after the 10th trading day immediately following, and including, the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares of common stock purchased in such tender or exchange offer;

OS0 =	the number of shares of common stock outstanding on the trading day immediately prior to the date such tender or exchange offer expires;

OS' =	the number of shares of common stock outstanding on the trading day immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP' =	the average of the closing sale prices of common stock over the 10 consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the Applicable Conversion Rate under this section (f) shall occur on the 10th trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references within this section (f) to “10 trading days” shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the Applicable Conversion Date in determining the Applicable Conversion Rate.

If Vonage is obligated to purchase shares pursuant to any such tender or exchange offer, but Vonage is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Applicable Conversion Rate shall again be adjusted to be the Applicable Conversion Rate that would then be in effect if such tender or exchange had not been made.

(g) No adjustment to the Applicable Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Applicable Conversion Rate. If the adjustment is not made because the adjustment does not change the Applicable Conversion Rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustments. In addition, the Co-Issuers will make any carry-forward adjustments not otherwise effected upon required purchases of the Convertible Secured Notes in connection with a Fundamental Change, on every one-year anniversary from the original issue date and on the Record Date immediately prior to the stated maturity date of the Convertible Secured Notes. Adjustments to the Applicable Conversion Rate will be rounded to the nearest ten-thousandth, with five one-hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655).

(h) The Co-Issuers from time to time may, to the extent permitted by applicable law, increase the Applicable Conversion Rate by any amount for a period of at least 20 days if our board of directors shall have made a determination that such increase would be in the best interests of the Co-Issuers, which determination shall be conclusive. Whenever the Applicable Conversion Rate is increased pursuant to this section (h) or section (i) below, the Co-Issuers shall mail to holders of record of the Convertible Secured Notes a notice of the increase at least 15 days prior to the date the increased Applicable Conversion Rate takes effect, and such notice shall state the increased Applicable Conversion Rate and the period during which it will be in effect.

(i) The Co-Issuers may (but are not required to) make such increases in the Applicable Conversion Rate, in addition to any adjustments required by sections (a), (b), (c), (d), (e), (f) or (h), as our board of directors considers to be advisable to avoid or diminish income tax to holders of convertible securities resulting from any dividend or distribution of capital stock issuable on conversion of the Convertible Secured Notes (or rights to acquire shares) or from any event treated as such for income tax purposes.

Except as otherwise provided in the note purchase agreement, all calculations under this section “—Conversion Rate Adjustments” shall be made by the Co-Issuers. The Co-Issuers shall make such calculations in good faith and, absent manifest error, such calculations shall be binding on the holders. No adjustment shall be made for the issuance by Vonage of common stock or securities convertible into or exchangeable for shares of common stock or rights to purchase common stock or convertible or exchangeable securities, other than as provided in this section “—Conversion Rate Adjustments.”

For purposes of conversion rate adjustments, the number of shares of common stock at any time outstanding shall not include shares held in the treasury of Vonage so long as Vonage does not pay any dividend or make any distribution on shares of common stock held in the treasury of Vonage, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of common stock.

(j) Notwithstanding anything to the contrary in this section “—Conversion Rate Adjustments”, no adjustment to the Applicable Conversion Rate shall be made:

(i) upon the issuance of any shares of common stock or options or rights to purchase those shares pursuant to Vonage’s 2006 incentive plan, as in effect on the closing date of the offering of Convertible Secured Notes (at or above the then current market price at the time of the grant of such shares, options or rights), representing, in the aggregate, not more than 6.0% of the fully-diluted outstanding shares of common stock after giving effect to the issuance of the Convertible Secured Notes issued on the date of the note purchase agreement;

(ii) upon the issuance of any shares of common stock or options or rights to purchase those shares, representing, in the aggregate, not more than 10.0% of the fully-diluted outstanding shares of common stock, after giving effect to the issuance of the Convertible Secured Notes issued on the date of the note purchase agreement, pursuant to (A) future employee stock purchase plans (at or above 95.0% of the then current market price at the time of the grant of such shares) or (B) future employee benefit plans (at or above the then current market price at the time of the grant of such shares, options or rights) or (C) other options, rights, warrants or shares issued in acquisition transactions with respect to businesses reasonably related to the business of Vonage as currently conducted or to vendors, joint venture partners, suppliers, customers in connection with other transactions entered into in the ordinary course of business;

(iii) for a change in the par value of the common stock; or

(iv) for accrued and unpaid interest, including additional amounts, if any.

Conversion Upon a Fundamental Change. In the event that a fundamental change is announced prior to the stated maturity date of the Convertible Secured Notes, the Applicable Conversion Rate shall be increased to effect the delivery of an additional number of shares of our common stock. The number of additional shares to be added to the Applicable Conversion Rate shall be determined by reference to a table attached to the note purchase agreement for the Convertible Secured Notes, based on the effective date of such fundamental change transaction and the stock price paid in connection with such transaction. The total number of additional shares that may be issued in respect of the initial amount of Convertible Secured Notes may generally not exceed 62 million (subject to proportional adjustment).

Mandatory Conversion. The Co-Issuers will have the right to cause the automatic conversion of the Convertible Secured Notes as follows:

•

On or after the third anniversary of the issuance of the Convertible Secured Notes, if our common stock has a volume weighted average price (“VWAP”) for the 30 consecutive trading days prior to such determination date (“30-day VWAP”) of greater than $3.00 per share, the Co-Issuers, at their option, may cause the automatic conversion of up to an amount of the then-outstanding Convertible Secured Notes such that the principal amount of Convertible Secured Notes outstanding after such conversion is not less than $12,000,000;

•

On or after the third anniversary of the issuance of the Convertible Secured Notes, if the Common Stock has a 30-day VWAP of greater than $4.50 per share, the Co-Issuers, at their option, may cause the automatic conversion of up to an amount of the then-outstanding Convertible Secured Notes such that the principal amount of Convertible Secured Notes outstanding after such conversion is not less than $6,000,000; and

•

On or after the third anniversary of the issuance of the Convertible Secured Notes, if our common stock has a 30-Day VWAP of greater than $6.00 per share, the Co-Issuers, at their option, may cause the automatic conversion of up to all of the then-outstanding Convertible Secured Notes.

The Co-Issuers shall not have the right to cause the mandatory conversion if the Company, Mr. Jeffrey Citron or any of their respective controlled affiliates purchases or takes call-equivalent positions on shares of our common stock in the open market during the period when the above-mentioned 30-day VWAP is measured, or in certain other instances.

Registration of Common Stock. Pursuant to the terms of the Offering, we will file with the Securities and Exchange Commission within a certain period after the closing of the Offering, and intend to have declared effective, a registration statement covering the resale by the investors of the common stock received upon conversion. We will be obligated to maintain the effectiveness of such registration statement while there are Registrable Securities outstanding. “Registrable Securities” means (i) the common stock underlying the Convertible Secured Notes and (ii) any other shares of our common stock held by Silver Point or an affiliate of Silver Point. Securities shall no longer be deemed to be Registrable Securities when, among other things, (x) such securities may be transferred freely (without complying with volume, manner of sale or information requirements) by the holder thereof under Rule 144 under the Securities Act and (y) such securities are no longer beneficially owned by a holder of more than 5.0% of the outstanding shares of our common stock.

INTEREST OF CERTAIN PERSONS IN THE SHARE CONVERSION AND OTHER MATTERS

We expect that Jeffrey A. Citron (who is our Chairman, as well as one of our principal stockholders) will purchase a portion of the Convertible Secured Notes that we and Vonage America expect to issue in the proposed private placement, as co-issuers, which will be immediately convertible at his option into shares of our common stock. As a result, upon conversion of such Convertible Secured Notes, Mr. Citron’s percentage ownership of our common stock may increase. However, based on the aggregate principal amount of Convertible Secured Notes expected to be purchased by Mr. Citron compared to Silver Point and other investors, the financing transactions are expected to be dilutive to Mr. Citron’s beneficial ownership.

New Enterprise Associates beneficially owns greater than 10% of shares of our common stock outstanding as of October 1, 2008. We expect that each of New Enterprise Associates 10 L.P. and New Enterprise Associates 11 L.P., affiliates of New Enterprise Associates, will purchase a portion of the Convertible Secured Notes that we and Vonage America expect to issue, as co-issuers, which will be immediately convertible at its option into shares of our common stock. As a result, upon conversion of such Convertible Secured Notes, New Enterprise Associates’ percentage ownership of our common stock would increase and such increase may be substantial, depending on the amount of Convertible Secured Notes purchased by New Enterprise Associates or its affiliates. Peter Barris, one of our directors, is affiliated with both of these entities; he is a general partner of New Enterprise Associates 10 L.P. and a manager of New Enterprise Associates 11 L.P.

Mr. Citron and New Enterprise Associates and its affiliates, including Mr. Barris, currently beneficially own, in the aggregate, more than 50% of our outstanding common stock. We are entering into stockholder agreements with certain of our stockholders who own in the aggregate more than 50% of the total number of shares of our common stock outstanding on October 16, 2008, including Mr. Citron and New Enterprise Associates and its affiliates. Each of these stockholders will agree to be contractually obligated to vote its shares in favor of the proposal set forth in this proxy statement. These votes will be sufficient to pass the proposal.

Following the closing of the financings, (1) Silver Point and (2) affiliates of Bain Capital, LLC are each expected to beneficially own more than 10% of our common stock on a fully diluted basis as a result of their expected purchases of Convertible Secured Notes.

Assuming that all Convertible Secured Notes are purchased by substantial security holders listed under “Stock Ownership Information—Beneficial Owners of More than 5%,” based on a Vonage common stock price of $0.75 as of October 13, 2008, and the initial conversion price of approximately $0.29 per share, such stockholders would have the right to receive $46,551,724 worth of Vonage common stock for their investment of $18,000,000 (excluding any investments made by such significant stockholders in the credit facility portions of the financing). We believe that a substantial majority of the Convertible Secured Notes will be sold to such parties because demand for such securities has generally been limited to existing substantial security holders.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our common stock as of October 1, 2008 by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers, as defined under SEC rules; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of October 1, 2008 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares issuable upon conversion of our 2010 Notes are considered outstanding and beneficially owned by the person holding such convertible notes for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned. Except as indicated below, the address for each stockholder, director or named executive officer is 23 Main Street, Holmdel, New Jersey 07733.

This table assumes 156,564,123 shares of our common stock outstanding as of October 1, 2008, assuming no conversion of any convertible notes and no exercise of outstanding warrants or options. This table includes the unvested portion of the 3,750 shares of restricted common stock granted to each non-employee director on each of December 1, 2007 and March 1, 2008. These shares of restricted common stock vest quarterly over one year from the date of grant and vest in full upon a change in control.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Beneficial Owners of More than 5%
Jeffrey A. Citron (1)	55,013,743	33.8%
Affiliates of Bain Capital, LLC (2)	12,051,594	7.6%
Greywolf Funds (3)	14,453,954	9.1%
New Enterprise Associates (4)	29,022,291	18.4%
Silver Point Capital (5)	10,810,499	6.6%

Directors and Named Executive Officers
Marc P. Lefar	—	*
Jeffrey A. Citron (1)	55,013,743	33.8%
Michael Snyder	—	*
John S. Rego (6)	771,536	*
Louis A. Mamakos (7)	396,592	*
Sharon A. O’Leary (8)	182,458	*
Jamie E. Haenggi (9)	110,106	*
Peter Barris (10)	29,275,385	18.5%
Morton David (11)	1,941,615	1.2%
Michael A. Krupka (12)	12,110,343	7.6%
J. Sanford Miller (13)	3,528,349	2.3%
Jeffrey J. Misner (14)	32,500	*
Governor Thomas J. Ridge (15)	218,794	*
John J. Roberts (16)	274,522	*
All directors and executive officers as a group (12 persons)	103,673,483	61.7%

*	Less than one percent.

(1)	Includes 178,959 shares of common stock owned by KEC Holdings; 1,000,000 shares held by a charitable organization for which Mr. Citron serves as a director; 514,286 shares issuable upon conversion of warrants; 4,138,399 shares owned by Kyra Elyse Citron 1999 Descendants Annuity Trust; 4,138,399 shares owned by Noah Aidan Citron 1999 Descendants Annuity Trust; 8,629,239 shares owned by Jeffrey Adam Citron 2003 Qualified Seven Year Annuity Trust; 5,694,083 shares of common stock issuable upon exercise of stock options; and 178,407 shares issuable upon conversion of convertible notes. With respect to the shares held by the charitable organization, Mr. Citron disclaims beneficial ownership of such shares. Joshua Rubenstein, as trustee of the Jeffrey Adam Citron 2003 Qualified Seven Year Annuity Trust, has sole voting and dispositive power with respect to and is deemed to also beneficially own the 8,629,239 shares owned by the trust, which represents 5.5% of our outstanding common stock as of October 1, 2008.

(2)	Shares include (i) 1,747,634 shares owned by Bain Capital Venture Fund 2005, L.P. (“Bain Venture Fund”), whose sole general partner is Bain Capital Venture Partners 2005, L.P. (“BCVP”), whose sole general partner is Bain Capital Venture Investors, LLC (“BCVI”); (ii) 247,371 shares owned by BCIP Associates III, LLC (“BCIP III”), whose manager is BCIP Associates III, whose sole managing general partner is Bain Capital Investors, LLC (“BCI”) and whose attorney-in-fact with respect to such shares is BCVI; (iii) 6,642 shares owned by BCIP Associates III-B, LLC (“BCIP III-B,” and together with BCIP III, the “BCIP Entities”), whose manager is BCIP Associates III-B, whose sole managing partner is BCI and whose attorney-in-fact with respect to such shares is BCVI; (iv) (a) 5,391,648 shares, and (b) 356,814 shares issuable upon conversion of convertible notes owned by Brookside Capital Partners Fund, L.P. (“Brookside Fund”), whose sole general partner is Brookside Capital Investors, L.P. (“Brookside Investors”), whose sole general partner is Brookside Capital Management, LLC (“Brookside Management”); (v) (a) 673,957 shares, and (b) 241,206 shares issuable upon conversion of convertible notes owned by Sankaty Credit Opportunities, L.P. (“SCO”), whose sole general partner is Sankaty Credit Opportunities Investors, LLC (“SCI”), whose managing member is Sankaty Credit Member, LLC (“SCM”); (vi) (a) 1,752,285 shares, and (b) 505,248 shares issuable upon conversion of convertible notes owned by Sankaty Credit Opportunities II, L.P. (“SCO II”), whose sole general partner is Sankaty Credit Opportunities Investors II, LLC (“SCI II”), whose managing member is SCM; (vii) (a) 269,582 shares, and (b) 472,421 shares issuable upon conversion of convertible notes owned by Prospect Harbor Credit Partners, L.P. (“PH”), whose sole general partner is Prospect Harbor Investors, LLC (“PHI”), whose managing member is SCM; (viii) 235,497 shares issuable upon conversion of convertible notes owned by Sankaty High Yield Partners II, L.P., whose sole general partner is Sankaty High Yield Asset Investors II, LLC (“SHYA II”), whose sole managing member is Sankaty Investors II, LLC (“SI II”); and (ix) 151,289 shares issuable upon conversion of convertible notes owned by Sankaty High Yield Partners III, L.P, whose sole general partner is Sankaty High Yield Asset Investors III, LLC (“SYHA III”), whose sole managing member is Sankaty Investors III, LLC (“SI III”). Michael A. Krupka is the sole managing member of BCVI. Domenic Ferrante is the managing member of Brookside Management. Jonathan S. Lavine is the managing member of each of SCM, SI II and SI III. Each of Mr. Krupka, Mr. Ferrante and Mr. Lavine is (a) a limited partner of each of BCVP and Brookside Investors, (b) a member of BCI, BCVI, Brookside Management, SCI, SCI II, SCM, PHI, SHYA II, SHYA III, SI II and SI III, and (c) a general partner of BCIP Associates III. Mr. Krupka, Mr. Ferrante and Mr. Lavine, and the entities listed above other than record holders of the shares listed above may each be deemed to share voting and dispositive power with respect to these shares, but each disclaims beneficial ownership of such shares except to the extent of their pecuniary interests therein. The address of each listed entity and individual is 111 Huntington Avenue, Boston, MA 02199.

(3)

Information is based solely on a Schedule 13G/A filed with the SEC on January 30, 2008. Greywolf Capital Partners II LP (“Greywolf Capital II”), reports having shared voting power and shared dispositive power for 4,302,578 shares. Greywolf Capital Overseas Fund (“Greywolf Overseas”) reports having shared voting power and shared dispositive power for 9,660,729 shares. Greywolf High Yield Master Fund (“Greywolf High Yield” and, together with Greywolf Capital II and Greywolf Overseas, the “Greywolf Funds”) reports having shared voting power and shared dispositive power for 490,647 shares. Greywolf Advisors LLC (the “General Partner”), reports having shared voting power and shared dispositive power for 4,302,578 shares. Greywolf Capital Management LP (the “Investment Manager”) reports having shared voting power and shared dispositive power for 14,453,954 shares. Greywolf GP LLC (the “Investment

Manager General Partner”) reports having shared voting power and shared dispositive power for 14,453,954 shares. Jonathan Savitz reports having shared voting power and shared dispositive power for 14,453,954 shares. The shares beneficially owned by each of the Greywolf Funds are beneficially owned by such funds. The shares beneficially owned by the reporting persons include, in aggregate, (i) 12,351,040 shares of common stock owned and (ii) 2,102,914 shares issuable upon conversion of convertible notes. The General Partner, as general partner to Greywolf Capital II, may be deemed to be the beneficial owner of all such shares beneficially owned by Greywolf Capital II. The Investment Manager, as investment manager of the Greywolf Funds, may be deemed to be the beneficial owner of all such shares beneficially owned by the Greywolf Funds. The Investment Manager General Partner, as general partner of the Investment Manager, may be deemed to be the beneficial owner of all such shares beneficially owned by the Greywolf Funds. Savitz, as the senior managing member of the General Partner and as the sole managing member of the Investment Manager General Partner, may be deemed to be the beneficial owner of all such shares owned by the Greywolf Funds. Each of the General Partner, the Investment Manager, the Investment Manager General Partner and Savitz disclaims any beneficial ownership of any such shares. The address of all of the reporting persons other than Greywolf Overseas and Greywolf High Yield is 4 Manhattanville Road, Suite 302, Purchase, NY 10577, and the address for Greywolf Overseas and Greywolf High Yield is Queensgate House, South Church Street, P.O. Box 1234, George Town, Grand Cayman.

(4)	Includes: (i) (a) 21,092,371 shares, and (b) 802,831 shares issuable upon conversion of convertible notes owned by New Enterprise Associates 10, L.P.; (ii) (a) 6,838,051 shares, and (b) 267,610 shares issuable upon conversion of convertible notes owned by New Enterprise Associates 11, L.P.; and (iii) 21,428 shares owned by NEA Ventures 2003, Limited Partnership. The General Partner for NEA Ventures 2003, Limited Partnership is J. Daniel Moore. The General Partner for New Enterprise Associates 10, Limited Partnership is NEA Partners 10, Limited Partnership. The individual general partners of NEA Partners 10, Limited Partnership are M. James Barrett, Peter J. Barris, C. Richard Kramlich, Charles W. Newhall, III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor, III. The General Partner for New Enterprise Associates 11, Limited Partnership is NEA Partners 11, Limited Partnership. The general partner for NEA Partners 11, Limited Partnership is NEA 11 GP, LLC. The individual managers of NEA 11 GP, LLC are M. James Barrett, Peter J. Barris, Ryan D. Drant, Krishna “Kittu” Kolluri, Forest Baskett, C. Richard Kramlich, Charles M. Linehan, Charles W. Newhall, III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor, III. The address for New Enterprise Associates is 1119 St. Paul Street, Baltimore, MD 21202.

(5)	Information is based solely on a Schedule 13G/A filed with the SEC on February 28, 2008. Silver Point Capital, L.P. reports having sole voting power for 2,500,000 shares and sole dispositive power for 10,810,499 shares. Edward A. Mule reports having shared voting power for 2,500,000 shares and shared dispositive power for 10,810,499 shares. Robert J. O’Shea reports having shared voting power for 2,500,000 shares and shared dispositive power for 10,810,499 shares. The number of shares of common stock reported as beneficially owned consists of 2,500,000 shares of common stock, plus 8,310,499 shares that may be acquired by the reporting persons upon conversion of convertible notes owned by the reporting persons. Silver Point Capital, L.P. is the investment manager of Silver Point Capital Fund, L.P. (the “Fund”) and Silver Point Capital Offshore Fund, Ltd. (the “Offshore Fund”) and by virtue of such status may be deemed to be the beneficial owner of the common stock held by the Fund and the Offshore Fund. Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point Capital, L.P. and as a result may be deemed to be the beneficial owner of the common stock held by the Fund and the Offshore Fund. Each of Edward Mule and Robert O’Shea is a member of Management and has voting and investment power with respect to the common stock held by the Fund and the Offshore Fund and may be deemed to be a beneficial owner of the common stock held by the Fund and the Offshore Fund. Silver Point Capital, L.P., Management and Messrs. Mule and O’Shea disclaim beneficial ownership of the common stock held by the Fund and the Offshore Fund, except to the extent of any pecuniary interest. The address of each of the reporting persons is Two Greenwich Plaza, Greenwich, CT 06830.

(6)	Includes 711,866 shares of common stock issuable upon exercise of stock options.

(7)	Includes 370,088 shares of common stock issuable upon exercise of stock options.

(8)	Includes 168,898 shares of common stock issuable upon exercise of stock options. Ms. O’Leary, our former Chief Legal Officer, stepped down from her position, effective March 31, 2008.

(9)	Includes 95,000 shares of common stock issuable upon exercise of stock options.

(10)	Includes: (i) 29,000,863 shares as described in footnote 4 owned by New Enterprise Associates 10, L.P. and by New Enterprise Associates 11, L.P. and (ii) 232,022 shares of common stock issuable upon exercise of stock options. Mr. Barris disclaims beneficial ownership of the 29,000,863 shares described in footnote 4, except to the extent of his proportionate pecuniary interest therein.

(11)	Includes 301,428 shares owned by Mr. David and Jeffrey Stambovsky Trustees FOB Aaron; 301,428 shares owned by Mr. David and Jeffrey Stambovsky Trustees FOB Claudia; 301,428 shares owned by Mr. David and Jeffrey Stambovsky Trustees FBO Julien; 301,428 shares owned by Mr. David and Jeffrey Stambovsky Trustees FBO Zachary; 222,112 shares of common stock issuable upon exercise of stock options; and 14,273 shares issuable upon conversion of convertible notes.

(12)	Includes: (i) 12,051,594 shares as described in footnote 2 and (ii) 34,999 shares of common stock issuable upon exercise of stock options. Mr. Krupka disclaims beneficial ownership of the 12,051,594 shares described in footnote 2, except to the extent of his pecuniary interests therein.

(13)	Includes: (i) 2,965,943 shares owned by Institutional Venture Partners XI, L.P. (“IVP XI”), which is under common control with Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”); (ii) 474,825 shares owned by IVP XI KG, which is under common control with IVP XI; and (iii) 45,081 shares of common stock issuable upon exercise of stock options. Institutional Venture Management XI, LLC (“IVM XI”) is the General Partner of IVP XI. IVM XI is the Managing Limited Partner of IVP XI KG. Mr. Miller is a Managing Director of IVM XI. Mr. Miller disclaims beneficial ownership of the shares reported herein, except to the extent of his pecuniary interest therein and the shares underlying the options issued directly to him.
(14)	Includes 16,250 shares of common stock issuable upon exercise of stock options.

(15)	Includes 173,794 shares of common stock issuable upon exercise of stock options.

(16)	Includes 232,022 shares of common stock issuable upon exercise of stock options.

SPECIAL MEETING OF STOCKHOLDERS OF

VONAGE HOLDINGS CORP.

NOVEMBER 3, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
-OR-

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone

and follow the instructions. Have your proxy card

available when you call.

-OR-

INTERNET - Access “www.voteproxy.com” and

follow the on-screen instructions. Have your proxy

card available when you access the web page.

-OR-

IN PERSON - You may vote your shares in person

by attending the Special Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the date of the Special Meeting.

    Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

■	20330000000000001000 8	052907

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.  ☒

1.	Approval of the issuance of all shares of our common stock that may be issuable upon conversion of the convertible secured third lien notes that we and Vonage America, one of our subsidiaries, intend to issue as co-issuers, including both (1) the issuance of shares of our common stock upon conversion of the convertible secured third lien notes in a total amount representing 20% or more of the voting power and/or 20% or more of the number of shares of our common stock outstanding immediately prior to the issuance of the convertible secured third lien notes, and (2) the issuance to each of our directors, officers and substantial security holders who purchases convertible secured third lien notes of shares of our common stock upon conversion of convertible secured third lien notes in an amount representing 1% or more of the voting power and/or 1% or more of the number of shares of our common stock outstanding immediately prior to the issuance of the convertible secured third lien notes.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

Please mark box if you plan to attend the Special Meeting. ☐
To change the address on your account, please check the box
at the right and indicate your new address in the address
space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

■

VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Vito Carnevale and Henry Pickens, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Vonage Holdings Corp. held of record by the undersigned on October 16, 2008, at the special meeting of stockholders to be held at 23 Main Street, Holmdel, NJ 07733 on November 3, 2008 at 8:00 a.m., local time, or any adjournment or postponement thereof, and, in their discretion, on any other matters properly presented for a vote at the Special Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1.

(Continued and to be signed on the reverse side)

■	14475	■